Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

BIOTA INITIATES ADDITIONAL CLINICAL TRIALS

OF LANINAMIVIR OCTANOATE

Atlanta, GA - November 19, 2013 – Biota Pharmaceuticals Inc. (“Biota”) (Nasdaq: BOTA) announced today that it has commenced dosing in two Phase 1 clinical trials of laninamivir octanoate (“LANI”), its long-acting neuraminidase inhibitor being developed for the treatment of influenza.

One of the Phase 1 clinical trials is a single center, randomized, double-blind, placebo-controlled, single ascending dose study in which the safety and pharmacokinetics of LANI, administered by inhalation via the TwinCaps® dry powder inhaler (DPI), will be assessed in adults with mild to moderate chronic asthma. The study is designed to enroll up to 32 subjects. The second Phase 1 clinical trial is a thorough QT/QTc (TQT) study designed to evaluate the effect of therapeutic and supra-therapeutic doses of LANI on cardiac ventricular repolarization, specifically the QT-interval, in healthy volunteers. The study is a single center, parallel design, placebo- and positive-controlled, double-blind, randomized trial. This trial is designed to enroll 168 subjects. Both studies are being conducted to support the requirements of a New Drug Application for LANI. The Company expects top-line results from both of these clinical studies in the first half of 2014.

“We are pleased to augment our ongoing Phase 2 IGLOO clinical trial of LANI with these important studies and anticipate initiating another Phase 1/2 clinical study next month in children aged 5-17 infected with influenza,” stated Russell Plumb, President and Chief Executive Officer of Biota.

About Biota

Biota Pharmaceuticals, Inc. is a biopharmaceutical company focused on the discovery and development of products to prevent and treat serious and potentially life-threatening infectious diseases. The Company currently has two Phase 2 clinical-stage product candidates: LANI, which the Company is developing for the treatment of influenza A and B infections under an IND in the U.S. through a contract with the U.S. Office of Biomedical Advanced Research and Development Authority (BARDA) that is designed to provide up to $231 million in financial support to complete its clinical development; and vapendavir, a potent, oral broad spectrum capsid inhibitor of enteroviruses, including human rhinovirus (HRV). In addition to these clinical-stage programs, the Company has preclinical programs focused on developing treatments for respiratory syncytial virus (RSV) and gram-negative, multi-drug resistant bacterial infections. For additional information about the Company, please visit www.biotapharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve known and unknown risks and uncertainties. All statements, other than historical facts, including statements regarding the anticipated time in which the Company expects to have top-line data from the ongoing Phase 1 trials and to initiate a Phase 1/2 trial in children, are forward looking statements. Various important factors could cause actual results, performance, events or achievements to materially differ from those expressed or implied by the forward-looking statements, including: the Company, BARDA, the FDA or a similar regulatory body in another country, a data safety monitoring board, or an institutional review board, delaying, limiting, suspending or terminating the clinical development of LANI at any time for a lack of safety, tolerability, anti-viral activity, commercial viability, regulatory or manufacturing issues, or any other reason whatsoever; BARDA not terminating or significantly amending the Company’s existing contract to develop LANI; a prolonged shutdown of the U.S. government or other actions by the U.S. government that could delay or suspend the development of LANI; the Company’s ability to comply with extensive government regulations in various countries and regions in which it expects to conduct its clinical trials; the Company’s ability to secure, manage and retain qualified third-party clinical research, preclinical research, data management and contract manufacturing organizations which it relies on to assist in the design, development and implementation of the clinical development of LANI; the Company’s ability to recruit and manage multi-national clinical trials; the severity and seasonality of influenza in regions where the Company is conducting its clinical trials of LANI; and other cautionary statements contained elsewhere in this press release and in the Company’s Annual Report on Form 10-K for the year ended June 30, 2013, as filed with the U.S. Securities and Exchange Commission, or SEC, on September 27, 2013 and in the Company’s Quarterly Report on Form 10-Q for the quarters ended September 30, 2013, as filed with the SEC on November 12, 2013.

Biota Pharmaceuticals, Inc.  ♦  2500 Northwinds Parkway, Suite 100  ♦  Alpharetta, GA 30009  ♦  Tel: (678) 221-3343

There may be events in the future that the Company is unable to predict, or over which it has no control, and the Company’s business, financial condition, results of operations and prospects may change in the future. The Company may not update these forward-looking statements more frequently than quarterly unless it has an obligation under U.S. Federal securities laws to do so.

Biota is a registered trademark of Biota Holdings Limited and TwinCaps® is a registered trademark of Hovione FarmaCiencia SA.

Contacts:

Russell H. Plumb

Chief Executive Officer

(678) 221-3351

r.plumb@biotapharma.com

Lee M. Stern

The Trout Group

(646) 378-2922

lstern@troutgroup.com

Biota Pharmaceuticals, Inc.  ♦  2500 Northwinds Parkway, Suite 100  ♦  Alpharetta, GA 30009  ♦  Tel: (678) 221-3343